LKA International, Inc. Announces Barrick Files Lawsuit Against Au Mining,
Inc.

GIG HARBOR, WASHINGTON, May 18, 2007 LKA International, Inc. (OTCBB: LKAI) announced that it recently obtained a copy of a lawsuit filed by Barrick GoldStrike Mines, Inc. against Au Mining, Inc. and its officers, Lance Barker and Ken Orvis ("Defendants"). Barrick alleges that "It is now clear that the Golden Wonder ore delivered by Au Mining in May-June 2006 contained very substantially less than 28 ounces of gold per ton of ore." Barrick further alleges that "On information and belief, Defendants "salted" the assay samples by adding additional gold so that the assays would show a considerably higher gold content than was actually contained in the ore shipment from Au Mining."

LKA has requested from Barrick the evidence it has to support this allegation but so far, Barrick has not provided LKA with substantiating information.
It is LKA's current position that it is highly unlikely that Au would have or could have carried out such a scheme given Barrick's sampling protocol. Also, the grade of the ore in the June, 2006 shipment, while high, was not inconsistent with ore grades produced from the Golden Wonder over the past nine years. For example, of the nineteen shipments of Golden Wonder ore shipped by Au to ASARCO from February, 1998, through October, 2000, the average grade of the ore was 13.03 ounces of gold per ton with two shipments exceeding 27 ounces of gold per ton. Of the multiple shipments of Golden Wonder ore made by Au since September, 2001 through March, 2006 (one shipment to Teck Cominco and eighteen to Barrick Goldstrike) the average grade of the ore was 16.20 ounces of gold per ton excluding the disputed shipment. Several of these shipments exceeded 19 ounces of gold per ton.

LKA intends to cooperate with both Au Mining and Barrick in conducting an investigation into this matter. It has requested both companies provide it with some of the sample material from the disputed ore shipment. Management believes that independent sampling and analysis of Golden Wonder ore together with the sample material from the disputed ore shipment should conclusively resolve the issue.

About LKA International, Inc.

LKA International, Inc. (www.lkaintl.com) is a natural resources development company that owns the Golden Wonder Mine, a producing, high-grade gold property, located near Lake City, Colorado. Additionally, LKA owns the Ute Ule silver mine and milling facility, which are also located near Lake City, Colorado.

Statement under the Private Securities Litigation Reform Act
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to the ability of the company to increase revenues in the future due to the developing and unpredictable markets for its products, the ability to achieve a positive cash flow, and the ability to obtain a new operator on its Golden Wonder Mine, which could cause actual results or revenues to differ materially from those contemplated by these statements.

Contact:

LKA International, Inc.

Kye A. Abraham, President
info@lkaintl.com
(253) 851-7486